FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
ANNOUNCES SHARE REPURCHASE PROGRAM

Columbus, Ohio - September 25, 2018 - Diamond Hill Investment Group, Inc. (the "Company," "we," "our") (NASDAQ:DHIL) today announced that its board of directors has authorized its management to repurchase Diamond Hill Investment Group, Inc. common shares (the “Shares”) having an aggregate purchase price of up to $50,000,000. The authority to repurchase Shares will be exercised from time to time as market conditions warrant, is subject to regulatory considerations and will expire in two years. Thomas E. Line, chief financial officer, noted, “The Company continues to demonstrate solid profitability while generating significant amounts of cash. As of June 30, 2018, the Company had cash and marketable securities in excess of $200 million and no debt. Furthermore, we currently anticipate strong cash flow for the balance of 2018. Management and the board believe the most appropriate uses for excess cash are to continue to invest in Diamond Hill Funds, pay dividends, and repurchase Shares.” The timing, amount and other terms and conditions of any repurchases will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of the Shares, corporate considerations, general market and economic conditions and legal requirements. It is possible that no Shares will be repurchased. The repurchase program may be modified, discontinued or suspended at any time. The Company currently intends to fund the program through cash on hand and future cash flow.

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $22.6 billion in assets under management as of August 31, 2018.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, an exchange traded fund, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.